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                                                                  EXHIBIT B

                           TRANSACTIONS IN THE STOCK
                BY THE REPORTING PERSONS DURING THE LAST 60 DAYS

   SETTLEMENT                    FOR THE                 PRICE      TYPE OF
     DATE(1)            BY      ACCOUNT OF   QUANTITY   PER SHARE    TRADE
-----------------    --------   ----------   ---------   --------   --------
September 6, 1996    Partners   BVF Ltd.       2,000     $18.2917   Purchase
September 6, 1996    Partners   BVF, L.P.      4,000     $18.2917   Purchase
September 6, 1996    Partners   I10            3,000     $18.2917   Purchase
September 9, 1996    Partners   BVF Ltd.       3,700     $18.25     Purchase
September 20, 1996   Partners   BVF Ltd.       5,000     $17.25     Purchase
September 23, 1996   Partners   ZPG            3,000     $16.875    Sale
September 23, 1996   Partners   Palmundo       3,600     $16.875    Sale
October 9, 1996      Partners   ZPG           12,000     $17.0625   Sale(2)
October 9, 1996      Partners   Palmundo      10,000     $17.0625   Sale(2)
October 9, 1996      Partners   BVF Ltd.      22,000     $17.0781   Purchase(2)
October 18, 1996     Partners   BVF Ltd.       6,500     $15.4554   Purchase(3)
October 30, 1996     Partners   BVF Ltd.      21,200     $15.00     Purchase
October 31, 1996     Partners   BVF Ltd.      15,000     $15.00     Purchase
October 31, 1996     Partners   BVF L.P.      10,000     $15.00     Purchase
October 31, 1996     Partners   I10            2,800     $15.00     Purchase

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(1) All trades through Daiken Securities except (2) through Mr. Stock and (3) through Preferred Technology, Inc.